MC-332415

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Glory Star New Media Group Holdings Limited

having by Special resolution dated 31st day of October Two Thousand Twenty-Three changed its name, is now incorporated under name of

Cheer Holding, Inc.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 1st day of November
Two Thousand Twenty-Three

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 713149921171
www.verify.gov.ky
01 November 2023